UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 21, 2004

MOHEGAN TRIBAL GAMING AUTHORITY

(Exact name of registrant as specified in its charter)

Connecticut	033-80655	06-1436334
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Mohegan Sun Boulevard, Uncasville, CT	06382
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (860) 862-8000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On October 22, 2004 the Mohegan Tribal Gaming Authority (the “Authority”) issued a press release announcing that it had entered into a management agreement with the Menominee Indian Tribe of Wisconsin, (the “Menominee Tribe”), a federally recognized Indian tribe, and the Menominee Kenosha Gaming Authority on October 21, 2004.

According to the management agreement, the Authority was granted the exclusive right and obligation to manage, operate and maintain a planned casino and destination resort to be located in Kenosha, Wisconsin (the “Project”) for a period of seven years in consideration of a Management Fee, as defined in the management agreement.

The Mohegan Tribe of Indians of Connecticut (the “Mohegan Tribe”) previously entered into an agreement with the developer for the Project (the “Developer”), under which the Mohegan Tribe will lend the Developer funds necessary to develop the Project, including administering and overseeing the planning, design, development, and construction of the Project. The Mohegan Tribe has lent approximately $3.1 million to the Developer for use in these efforts.

Development of the Project is subject to certain governmental and regulatory approvals, including, but not limited to, the United States Department of the Interior accepting land into trust on behalf of the Menominee Tribe and the approval of the Governor of Wisconsin. In addition, Kenosha County has a non-binding referendum scheduled for November 2, 2004 for the approval of the Project.

A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference. This press release may also be found on the Authority’s website at www.mohegansun.com, under “About Mohegan Sun/Investor Relations/Financial News”.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

The following exhibit is filed as part of this report:

99.1	Press Release of the Mohegan Tribal Gaming Authority, dated October 22, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOHEGAN TRIBAL GAMING AUTHORITY

Date: October 26, 2004	By:	/s/ Mark F. Brown
Mark F. Brown
Chairman, Management Board